                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )*

                                 ThredUp Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   88556E102
                  ------------------------------------------
                                (CUSIP Number)

                                  11/30/2021
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88556E102                                     13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            2,977,764
 REPORTING      ---------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------
                8  SHARED DISPOSITIVE POWER
                    3,434,047
--------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,434,047
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     IA

CUSIP No. 88556E102                                     13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Investments GP LLC
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            2,977,764
 REPORTING      ---------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------
                8  SHARED DISPOSITIVE POWER
                    3,434,047
--------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,434,047
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC

CUSIP No. 88556E102                                     13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Holdings LP
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            2,977,764
 REPORTING      ---------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------
                8  SHARED DISPOSITIVE POWER
                    3,434,047
--------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,434,047
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC

CUSIP No. 88556E102                                     13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Asset Management Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            2,977,764
 REPORTING      ---------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------
                8  SHARED DISPOSITIVE POWER
                    3,434,047
--------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,434,047
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC

CUSIP No. 88556E102                                     13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Funds, Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            2,217,239
 REPORTING      ---------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------
                8  SHARED DISPOSITIVE POWER
                    2,217,239
--------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,217,239
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     IC

Item 1(a)   Name of Issuer:

              ThredUp Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

              969 Broadway, Suite 200, Oakland, CA 94607

Item 2(a)   Name of Person Filing:

              Artisan Partners Limited Partnership ("APLP") Artisan Investments GP LLC ("Artisan Investments") Artisan Partners Holdings LP ("Artisan Holdings") Artisan Partners Asset Management Inc. ("APAM") Artisan Partners Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

              APLP, Artisan Investments, Artisan Holdings, APAM, and Artisan Funds are all located at:

              875 East Wisconsin Avenue, Suite 800
              Milwaukee, WI 53202

Item 2(c)   Citizenship:

              APLP is a Delaware limited partnership
              Artisan Investments is a Delaware limited liability company Artisan Holdings is a Delaware limited partnership
              APAM is a Delaware corporation
              Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

              Class A Common Stock

Item 2(e)   CUSIP Number:

              88556E102

Item 3   Type of Person:

              (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

              (e) APLP is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

              (g) Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings.

Item 4    Ownership (at 11/30/2021):

              (a)  Amount owned "beneficially" within the meaning of rule 13d-3:

                   3,434,047

              (b)  Percent of class:

                   6.6% (based on 52,241,001 shares outstanding as of 11/1/2021)

              (c)  Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                          None

                   (ii)   shared power to vote or to direct the vote:

                          2,977,764

                   (iii)  sole power to dispose or to direct the disposition of:

                          None

                   (iv)   shared power to dispose or to direct the disposition

                          of:

                          3,434,047

Item 5      Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

              The shares reported herein have been acquired on behalf of discretionary clients of APLP; as reported herein, APLP holds 3,434,047 shares, including 2,217,239 shares on behalf of Artisan Funds. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

              Not Applicable

Item 8      Identification and Classification of Members of the Group:

              Not Applicable

Item 9      Notice of Dissolution of Group:

              Not Applicable

Item 10      Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 12/9/2021

                                     ARTISAN PARTNERS ASSET MANAGEMENT
                                     INC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS HOLDINGS LP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -------------------------------
                                           Gregory K. Ramirez
                                           Executive Vice President of
                                           Artisan Partners Asset
                                           Management Inc.
                                           Vice President of Artisan
                                           Investments GP LLC
                                           President and Chief Executive
                                           Officer of Artisan Partners
                                           Funds, Inc.

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated 12/9/2021 by and among Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc.

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

       Dated: 12/9/2021

                                     ARTISAN PARTNERS ASSET MANAGEMENT
                                     INC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS HOLDINGS LP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -------------------------------
                                           Gregory K. Ramirez
                                           Executive Vice President of
                                           Artisan Partners Asset
                                           Management Inc.
                                           Vice President of Artisan
                                           Investments GP LLC
                                           President and Chief Executive
                                           Officer of Artisan Partners
                                           Funds, Inc.